UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
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DIEBOLD, INCORPORATED

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     The 2009 Annual Meeting of Shareholders of Diebold, Incorporated (the “Company”) will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221 on Thursday, April 23, 2009 at 10:00 a.m. EST. At the Annual Meeting, among other items, shareholders will be asked to approve the Diebold, Incorporated Amended and Restated 1991 Equity and Performance Incentive Plan (the “Plan”).
     On April 13, 2009, the Board of Directors of the Company approved an amendment to the Plan that will, with respect to future grants under the Plan, revise the definition of the term “Change in Control” in Section 12(i) of the Plan to provide that a Change in Control shall occur upon the acquisition by any individual, entity or group of beneficial ownership of 30% or more of the Company’s Common Stock or Voting Stock (as defined in the Plan). The prior definition in Section 12(i) of the Plan provided that a Change in Control shall occur upon the acquisition of 15% or more of the Company’s Common Stock or Voting Stock.
     Additionally, the Compensation Committee of the Board of Directors intends to make further revisions to the underlying grant agreements evidencing awards made pursuant to the Plan (“Grant Agreements”) with respect to the acceleration of the vesting of awards upon a Change in Control. The revised Grant Agreements will generally provide, among other things, that the accelerated vesting of awards upon a Change in Control will only be triggered if, within three years following the Change in Control, a participant’s employment with the Company or any Subsidiary thereof is terminated without “cause” or the participant resigns for “good cause” (to be defined in the Grant Agreements).
     The Board of Directors anticipates finalizing the amendments to the Plan and the Grant Agreements within approximately six months.

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